CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of Newbury Street Trust:
Tax-Exempt Fund (formerly known as Daily Tax-Exempt Money Fund), of our report dated December 10, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Tax-Exempt Fund (formerly known as Daily Tax-Exempt Money Fund).
We further consent to the reference to our Firm under the heading "Auditors" in the Statement of Additional Information of Newbury Street
Trust: Tax-Exempt Fund.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Dallas, Texas
September 25, 1997